EXHIBIT 99


FOR IMMEDIATE RELEASE

March 19, 2008

Kevin J. Lynch
Chairman, President and CEO
Oritani Financial Corp.
(201) 664-5400

              Oritani Financial Corp. Announces Mutual Termination
               of Merger Agreement with Greater Community Bancorp


     TOWNSHIP OF WASHINGTON,  NJ. Oritani Financial Corp.  ("Oritani")  (NASDAQ:
"ORIT") the holding company for Oritani Savings Bank, announced today that it entered into a mutual termination agreement with Greater Community Bancorp
("Greater Community") (NASDAQ: "GFLS"), the holding company for Greater Community Bank, terminating the Agreement and Plan of Merger that the parties previously executed on November 13, 2007. Greater Community has announced via a separate press release that it has entered into an agreement and plan of merger with Valley National Bancorp.

     Oritani's Board of Directors concluded that the mutual termination of the merger agreement was in the best interests of Oritani stockholders. In connection with the termination, the companies have entered into a mutual termination agreement, whereby they have agreed to release each other from any claims relating to the proposed merger. Greater Community will pay $700,000 to Oritani under the mutual termination agreement, and Oritani has released Greater Community from any further break-up fee in connection with the merger agreement.

     Mr. Lynch, Chairman, President and Chief Executive Officer of Oritani, commented that: "The valuations in the banking industry have changed dramatically since this transaction was initially negotiated. Consequently, the benefits currently projected to our shareholders are no longer what we expected when we entered into this transaction. Combining this situation with the shareholder opposition encountered by Greater Community led us to believe that the termination of the transaction was in our mutual best interests. We wish Greater Community and Valley National Bancorp every success as they move forward. We are pleased to have received a payment today that reimburses us for our merger-related expenses."

About Oritani Financial Corp. and Oritani Savings Bank

Oritani Financial Corp. is the holding company for Oritani Savings Bank, which was founded in 1911 and offers a full range of retail and commercial loan and deposit products. Oritani Savings Bank is dedicated to providing exceptional personal service to individual and business customers in northern New Jersey and has long been considered a leader in the field of multifamily and commercial lending. Oritani Savings Bank currently operates its main office and 18 full service branches in the New Jersey Counties of Bergen, Hudson and Passaic. As of
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December 31, 2007,  Oritani  Financial  Corp.  had  consolidated  assets of $1.3 billion, deposits of $687.2 million and stockholders' equity of $280.0 million.

On January 24, 2007 Oritani  completed its initial public  offering in which 30%
of Oritani's stock was sold to the public, 2% was donated to the OritaniSavingsBank Charitable Foundation, with the remaining 68% of Oritani's stock held by Oritani Financial MHC, a mutual holding company. Oritani Financial Corp. established the OritaniSavingsBank Charitable Foundation as a non- profit organization dedicated to assisting other non-profit organizations that seek to improve the quality of life for people in the communities served by Oritani Savings Bank. Oritani Financial Corp. contributed $1 million in cash and 811,037 shares of stock to fund the Foundation. To date, the Foundation has given out over $350,000 in grants and donations.


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